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EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Willow Grove Bancorp, Inc.

We consent to the incorporation by reference in the Registration Statement on Form S-4 of Willow Grove Bancorp, Inc. of our report dated July 23, 2004, with respect to the consolidated statements of financial condition of Willow Grove Bancorp, Inc. and subsidiary as of June 30, 2004 and 2003, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 2004, which report appears in the annual report on Form 10-K of Willow Grove Bancorp, Inc. incorporated by reference herein and to the reference to our firm under the heading "Experts" in the Registration Statement.

/s/ KPMG LLP

Philadelphia, Pennsylvania
April 25, 2005

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Consent of Independent Registered Public Accounting Firm